Exhibit 5.1

July 7, 2016

CorMedix Inc.
1430 U.S. Highway 206, Suite 200
Bedminster, NJ 07921

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by CorMedix Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 6,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). We understand the Shares are to be issued pursuant to the Company’s 2013 Stock Incentive Plan, as may be amended.

As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that the Shares, when issued in the manner referred to in the Registration Statement and in accordance with the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours, /s/ WYRICK ROBBINS YATES & PONTON LLP